Exhibit 10.36
Spectrum Pharmaceuticals, Inc.
Long-Term Retention and Management Incentive Plan
PURPOSE
This Spectrum Pharmaceuticals, Inc. Long-Term Retention and Management Incentive Plan (this “Plan”), effective as of April 22, 2011 (the “Effective Date”), is designed to focus executive management on the achievement of key corporate goals of Spectrum Pharmaceuticals, Inc. (the “Company”) and to provide incentive awards for the retention of executives and achievement of such goals on or prior to the Plan’s Termination Date (as defined herein).
DEFINITIONS
1.	“2009 Plan” means the Company’s 2009 Incentive Award Plan, as amended.
2.	“Business Day” means any day upon which the principal market or exchange upon which the Company’s shares are then listed or quoted for trading is open for business.
3.
“Cause” unless otherwise defined in a Participant’s written employment agreement with the Company, means: (a) the commission of any act of fraud, embezzlement or dishonesty by Participant which adversely affects the business of the Company, (b) any unauthorized use or disclosure by Participant of confidential information or trade secrets of the Company, (c) the refusal or omission by the Participant to perform any duties required of him if such duties are consistent with duties customary for the position held with the Company, (d) any act or omission by the Participant involving malfeasance or gross negligence in the performance of Participant’s duties to, or deviation from any of the policies or directives of, the Company, (e) conduct on the part of Participant which constitutes the breach of any statutory or common law duty of loyalty to the Company, or (f) any illegal act by Participant which adversely affects the business of the Company, or any felony committed by Participant, as evidenced by conviction thereof or a plea of nolo contendre.

4.	“Common Stock” means the common stock of the Company, par value $0.001 per share.
5.	“Change in Control” has the meaning ascribed thereto in the 2009 Plan.
6.
“Good Reason” unless otherwise defined in a Participant’s written employment agreement with the Company, means the Participant’s voluntary termination of his employment with the Company if, without the prior consent of Participant, the Company takes any of the following actions and fails to correct such action within thirty (30) days after Participant serves written notice requesting correction: (a) a material diminution in Participant’s authority, duties, responsibilities or reporting lines, (b) a material reduction in the Participant’s base salary, or (c) any relocation of Participant’s principal office, or principal place of employment, to a location that is more than fifty (50) miles from Participant’s location on the Effective Date.

7.
“Initial Capitalization Target” means the Company achieving a Market Capitalization of Seven Hundred Fifty Million Dollars ($750,000,000) or more for twenty (20) consecutive Business Days, provided, further that the shares will vest on the 20th Business Day following the date on which the Company’s Market Capitalization reaches $750,000,000, if, and only if, the closing Market Capitalization on the 20th Business Day is equal to or greater than $750,000,000. The shares will be issued after the achievement of the Initial Capitalization Target subject to the Company’s standard terms and conditions for performance compensation under the Plan.

8.
“Market Capitalization” means the aggregate number of shares of the Company’s issued and outstanding Common Stock multiplied by the closing sales price of the Common Stock as measured on any given Business Day. The shares will vest on and be issued as soon as possible after the achievement of the Initial Capitalization Target.

9.
“Participant(s)” means each of (a) Rajesh C. Shrotriya, M.D., the Company’s Chief Executive Officer, (b) George F. Tidmarsh, M.D., Ph.D., the Company’s Chief Scientific Officer, (c) James E. Shields, the Company’s Chief Commercial Officer, and (d) Brett L. Scott, the Company’s Acting Chief Financial Officer.

10.
“Proposed Change in Control” means an event that will result in a Change in Control if consummated and that is evidenced by either of the following: (a) the Company’s entry into a letter of intent or (b) the commencement of a tender offer.

11.	“Restricted Stock Award” has the meaning ascribed thereto in the 2009 Plan.
12.
“Subsequent Capitalization Target” means the Company achieving a Market Capitalization of One Billion Dollars ($1,000,000,000) or more for twenty (20) consecutive Business Days, provided, further that the shares will vest on the 20th Business Day following the date on which the Company’s Market Capitalization reaches $1,000,000,000, if, and only if, the closing Market Capitalization on the 20th Business Day is equal to or greater than $1,000,000,000. The shares will be issued after the achievement of the Subsequent Capitalization Target subject to the Company’s standard terms and conditions for performance compensation under the Plan

13.	“Termination Date” means April 22, 2016.
14.
“Transaction Value” means the consideration paid and received for the assets or equity of the Company that is paid to the Company and/or its stockholders (in their capacity as stockholders) (after payment of all transaction expenses, including, but not limited to legal, accounting, financing, management or retention fees, broker, investment banker or advisor fees and any other closing costs and payment of any outstanding liabilities of the Company not assumed in the subject transaction but expressly excluding the liability to pay any bonuses under this Plan). For purposes of clarity, the value of any assumed liabilities in any transaction will not be included in the calculation of the Transaction Value.

AWARD OPPORTUNITIES
Under this Plan, each Participant will be awarded (a) restricted stock pursuant to the 2009 Plan upon the occurrence of specified Market Capitalization milestones, and (b) cash awards in the event of a Change in Control, each as further described below.

RESTRICTED STOCK AWARDS
1. Grant of Restricted Stock Awards. The Company will award to the Participants shares of the Company’s Common Stock pursuant to Restricted Stock Awards that vest upon and will be issued upon the achievement of the applicable Market Capitalization milestones set forth below (each a “Stock Award, and collectively, the “Stock Awards”):

Participant	Shares Granted Pursuant to Stock Award
Rajesh C. Shrotriya, M.D., Chief Executive Officer	(A)	Five Hundred Twenty Thousand (520,000) shares of the Company’s Common Stock upon the Company achieving the Initial Capitalization Target prior to the Termination Date; and

	(B)	Two Hundred Sixty Thousand (260,000) shares of the Company’s Common Stock upon the Company achieving the Subsequent Capitalization Target prior to the Termination Date.

George F. Tidmarsh, M.D., Ph.D., Chief Scientific Officer	(A)	Eight-Six Thousand Five Hundred (86,500) shares of the Company’s Common Stock upon the Company achieving the Initial Capitalization Target prior to the Termination Date; and

	(B)	Forty-Three Thousand Two Hundred Fifty (43,250) shares of the Company’s Common Stock upon the Company achieving the Subsequent Capitalization Target prior to the Termination Date.

James E. Shields, Chief Commercial Officer	(A)	Eight-Six Thousand Five Hundred (86,500) shares of the Company’s Common Stock upon the Company achieving the Initial Capitalization Target prior to the Termination Date; and

	(B)	Forty-Three Thousand Two Hundred Fifty (43,250) shares of the Company’s Common Stock upon the Company achieving the Subsequent Capitalization Target prior to the Termination Date.

Brett L. Scott, Acting Chief Financial Officer	(A)	Eight-Six Thousand Five Hundred (86,500) shares of the Company’s Common Stock upon the Company achieving the Initial Capitalization Target prior to the Termination Date; and

	(B)	Forty-Three Thousand Two Hundred Fifty (43,250) shares of the Company’s Common Stock upon the Company achieving the Subsequent Capitalization Target prior to the Termination Date.

2. Achievement of Capitalization Target(s) as a Result of a Proposed Change in Control. Notwithstanding Section 1 above, if the Initial Capitalization Target and/or the Subsequent Capitalization Target is achieved contemporaneous with a Proposed Change in Control, the achievement of the Initial Capitalization Target and/or Subsequent Capitalization Target, as applicable, will not result in the issuance of the shares of the Company’s Common Stock pursuant to Section 1 above and the Business Days elapsed during which such Proposed Change in Control is pending will not count towards the twenty (20) consecutive Business Day measurement period, provided, however, that in the event that the Proposed Change in Control is abandoned (other than as a result of a Change in Control being consummated), the measurement period will continue from the last Business Day prior to such Proposed Change in Control.
3. Termination Date; Change in Control.
(a) Termination Date. In the event that the Initial Capitalization Target and/or the Subsequent Capitalization Target has not been achieved prior to the Termination Date, each Participant’s right to future Stock Awards under the Plan will automatically be terminated without consideration and without any further action required by the Company or Participants.
(b) Change in Control. In the event of the consummation of a Change in Control prior to the achievement of the Initial Capitalization Target and/or the Subsequent Capitalization Target, each Participant’s right to future Stock Awards under the Plan will automatically be terminated without consideration and without any further action required by the Company or Participants.
4. Termination of Employment. All rights of a Participant with respect to the receipt of a future Stock Award under the Plan will terminate without consideration and without any further action required by the Company or such Participant, upon a termination of such Participant’s employment with the Company prior to the achievement of the Initial Capitalization Target and/or the Subsequent Capitalization Target, as applicable. Notwithstanding the preceding sentence, in the event a Participant’s employment is terminated by the Company without Cause or by a Participant for Good Reason within sixty (60) Business Days prior the Company’s achievement of the Initial Capitalization Target, such Participant will be entitled to receive a pro rata number of shares of the Company’s Common Stock, the issuance of which was conditioned upon achievement of the Initial Capitalization Target, as follows:
S = ((A — B) ÷ (750,000,000 — B)) * C
For purposes of the foregoing formula, the following definitions apply:
(a) “S” means the number of shares of Common Stock that are awarded to the Participant in connection with the Company’s achievement of the Initial Capitalization Target;
(b) “A” means the Company’s Market Capitalization as of the close of business on the date of the Participant’s termination of Employment;
(c) “B” means $484,508,981, which represents the Company’s Market Capitalization on the Effective Date; and
(d) “C” means the number of shares of the Company’s Common Stock under the Participant’s Stock Award conditioned upon achievement of the Initial Capitalization Target.

CASH AWARDS
1. Cash Awards. In the event of the consummation of a Change in Control prior to the Termination Date, the Company will award each of the Participants cash payments concurrently with the consummation of such Change in Control as follows (each a “Cash Award, and collectively, the “Cash Awards”):

Participant	Contingent Cash Award

Rajesh C. Shrotriya, M.D., Chief Executive Officer	An amount equal to 1.00% of the Company’s Transaction Value.

George F. Tidmarsh, M.D., Ph.D., Chief Scientific Officer	An amount equal to 0.17% of the Company’s Transaction Value.

James E. Shields, Chief Commercial Officer	An amount equal to 0.17% of the Company’s Transaction Value.

Brett L. Scott, Acting Chief Financial Officer	An amount equal to 0.17% of the Company’s Transaction Value.
Notwithstanding the foregoing, to the extent that any portion of the Transaction Value is subject to delayed payment contingencies such as an earnout, holdback or other similar provision, the Cash Award attributable to such portion of the Transaction Value will be subject to the same payment contingencies (timing, achievement of certain goals, forfeiture, etc.).
2. Forfeiture of Cash Award. All rights of a Participant with respect to the Cash Award will terminate upon the earlier to occur of (a) the Termination Date, and (b) upon a termination of the Participant’s employment with the Company, whichever occurs first, to the extent the Change in Control has not been consummated prior to such earlier date.

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